Exhibit 10.1

PRIMESOURCE MORTGAGE, INC.
PRODUCING SALES MANAGEMENT AND SUPERVISION AGREEMENT

This Agreement hereinafter referred to as “Agreement” made and entered into on this 1st day of January, 2013 (the “Effective Date”) by and among PRIMESOURCE MORTGAGE, INC., a Delaware Corporation, with its Main Office located at 1112 North Main Street, Roswell, NM 88201 (the “Corporate Office”), hereinafter referred to as “PSMI,” and James D. Pulsipher, hereinafter referred to as “Manager,” with his/her principal office located at 700 Belford Avenue, Grand Junction, CO, 81501, hereinafter referred to as the “Branch Office.”

WHEREAS, PSMI desires to expand its lending territory throughout the States in which it is duly licensed and/or in process of securing licensing in the United States of America; and

WHEREAS, Manager has knowledge, skills and experience in originating, processing, closing, funding and selling mortgage loans, and is available for employment by PSMI to open and manage a mortgage loan origination branch office pursuant to the terms, conditions, provisions and limitations of this Agreement and in accordance with all Applicable Requirements (as defined below);

NOW, THEREFORE, in consideration of mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency being mutually acknowledged, the parties hereto covenant and agree as follows:

1.             Employment.    PSMI hereby employs Manager and Manager hereby accepts employment upon the terms and conditions outlined in this Agreement.

2.             Representations and Warranties.   Both PSMI and Manager warrant, promise and covenant that each has the complete authority, right and ability to enter into this Agreement.  Manager understands and agrees that this Agreement does not imply any ownership interest in PSMI.  Without limiting any obligations of Manager, Manager hereby represents and warrants to PSMI at all times during employment as follows:

a.           Manager’s employment with PSMI will not violate or conflict with any obligations Manager owes to any individual or entity, including without limitation, obligations arising out of or relating to (i) any non-compete, non-disclosure, non-solicitation or confidentiality agreements or provisions, and (ii) any prior employer or employment.

b.           Manager knows of no reason why Manager could not or should not accept an offer of employment from PSMI, or otherwise be employed by PSMI.  Manager has not been subject to any investigation or sanction of any type, or denied any license or approval, by any federal, state or local government, quasi-government and private industry authority, including but not limited to any licensing authority.

c.           Manager currently possesses, and at all relevant times has maintained in good standing, any and all licenses required to conduct business as a loan officer for each state in which such business will be conducted.

3.             Employment at Will.

a.           PSMI and Manager agree that this employment shall be “at will” and is subject to termination by either PSMI or Manager upon sixty (60) days written notice in accordance with Section 11; provided, however, that PSMI may, at its sole discretion, limit or restrict Manager’s access to Confidential Materials (as defined below) or PSMI property, locations (including the Branch Office), systems or equipment immediately upon such written notice.  If Manager resigns and will become employed by any company involved in mortgage lending or brokering, loan processing or underwriting services, loan modification services, real estate sales or acquisition, closing, settlement or title-related services, credit repair, credit counseling, borrower assistance or other business or service of the same or similar nature, PSMI may, at its sole discretion, waive or shorten the notice period required under this Section 3(a).

b.           Notwithstanding Section 3(a) above, if PSMI determines, in its sole discretion, that Manager has violated any Applicable Requirement, has committed any act as defined below as Termination for Cause, or has violated any terms of this Agreement, PSMI may terminate this Agreement immediately upon notice to Manager.  If Manager, in his sole discretion, determines that PSMI has violated any applicable federal, state or local law or any terms of this Agreement, Manager may terminate this Agreement immediately upon written notice to PSMI.

c.           Termination for Cause includes, but is not limited to, the following:

i.	Possession or use of illegal drugs on or at any PSMI location;
ii.	Use of alcohol and/or intoxication on or at any PSMI location;
iii.	Dishonesty or theft;
iv.	Participation in physical violence on or at any PSMI location;
v.	Conviction of a serious criminal offense;
vi.	Harassment or abuse of any PSMI employee or supervisor;
vii.	Insubordination;
viii.	Unauthorized carrying or discharge of any firearms on or at any PSMI location;
ix.	Willful destruction of any PSMI property;
x.	Violation of this Agreement or any Company Policy (as defined below); or
xi.	Manager’s failure to meet satisfactory production standards, as set forth in Exhibit A to this Agreement, within a reasonable time after formal written warning to improve production.

4.	Managerial Duties and Responsibilities.

a.           Under the supervision and direction of PSMI, and operating under PSMI’s approval, Manager’s primary duty shall be overseeing the sales operations of Branch offices as assigned by PSMI, and Manager shall at all times devote substantially more than fifty percent (50%) of his or her working hours to managerial functions.  In this regard, Manager’s managerial functions shall include without limitation:

i.	Supervision over at least two (2) full time employees;

ii.	Preparation and forwarding of all reports, memoranda and documents to the Corporate Office as directed from time to time;
iii.	Developing and maintaining an attitude of teamwork, establishing a culture consistent with PSMI’s corporate mission statements, and ensuring employees abide by the Company Policies;
iv.
Recruiting staff for the Branch Office, reviewing payroll information and communicating with PSMI’s Human Resources Department on personnel changes, including recommendations for new hires and terminations;

v.
Reviewing monthly commission calculation worksheets, remaining cognizant of their contents, modifying branch efforts to keep results in line with expectations, and preparing and submitting periodic production projections in accordance with Company Policies and PSMI’s expectations;

vi.
Developing and maintaining a network of relationships with existing and prospective clients, promoting the image and reputation of PSMI as creative, dynamic and competitive, expanding PSMI’s market share through the promotion of PSMI’s business and sales, and actively holding, and ensuring attendance by branch members, sales meetings, training seminars, and other events; and

vii.
Assisting PSMI’s management in the development and management of all employees of PSMI who are assigned to work at the Branch Office (the “Branch Employees”), including the origination, processing and closing of mortgage loans originated through the Branch Office; and

viii.	Performing such other duties set forth in this Agreement or otherwise assigned by PSMI from time to time.

b.           Manager further agrees to comply with all manuals, guides, memoranda, e-mails and other materials that set forth PSMI’s policies and procedures (“Company Policies”), existing now or in the future, so long as they do not violate any federal, state or local laws.  Manager is familiar with and shall comply, and cause the Branch Employees to comply, with the Company Policies and all applicable federal, state and local laws, ordinances, rules, regulations, guidelines and other requirements pertaining to the mortgage banking industry, to the business of PSMI, and to the origination, processing, underwriting, closing, or funding of mortgages, or other activities of the PSMI, including but not limited to the Equal Credit Opportunity Act, Gramm-Leach-Bliley Act, Truth in Lending Act, Real Estate Settlement Procedures Act, USA PATRIOT Act, Home Mortgage Disclosure Act, Federal Trade Commission Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Credit Reporting Act, Fair Housing Act, Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (the “SAFE Act”), Dodd-Frank Wall Street Reform and Consumer Protection Act and all related regulations to the foregoing Acts, and all similar federal, state and local laws, rules, regulations and requirements, federal and state telemarketing and do-not-call laws, rules and regulations, and all applicable guidelines and requirements of the United States Department of Housing and Urban Development (“HUD”), Department of Veterans Affairs (“VA”), Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”), Federal National Mortgage Association (“FNMA” or “Fannie Mae”), Government National Mortgage Association (“GNMA” or “Ginnie Mae”), United States Department of Agriculture (“USDA”), Consumer Financial Protection Bureau (“CFPB”) and all other applicable agencies, investors and insurers (altogether, the Company Policies and all such applicable laws, rules, regulations, guidelines and other requirements are referred to herein as the “Applicable Requirements”), in each case as amended from time to time.  Manager agrees to develop and maintain his/her knowledge and understanding of all such Applicable Requirements.

c.           Manager shall make recommendations to PSMI regarding the location to be leased by PSMI as the Branch Office, and the furniture, fixtures and equipment to be purchased.  Notwithstanding the foregoing, all final decisions in this regard shall be made by PSMI.  Manager shall also recommend staff to be employed by PSMI to operate from the Branch Office and the compensation to be paid, and PSMI may hire such employees in its sole discretion.  While PSMI will consider Manager recommendations regarding hiring, discipline and termination, all decisions to hire, terminate and discipline employees shall be made by PSMI and are within PSMI’s discretion.  Manager shall, and shall cause all Branch Employees to, participate in training sessions as required by PSMI from time to time.

d.    Manager will maintain and supervise PSMI systems for the processing of mortgage loans in accordance with the policies and procedures of PSMI and any lender who may be purchasing such mortgage loans.  Manager may only lock in interest rates for applicants with the approval of designated officers of PSMI and pursuant to the policies and procedures established by PSMI.  Any and all complaints, whether written or verbal, made to Manager or any employee at the Branch Office by any customer or third party shall be immediately reported, in writing, to PSMI even if such complaint appears groundless to Manager.

e.	Manager will forward or cause to be forwarded all fees derived from the closing of mortgage loans to the Corporate Office as directed by PSMI. Such fees shall be maintained in an account to be established by PSMI. PSMI agrees to provide accounting to Manager with respect to all aspects of business concerning the Branch and the account established by PSMI for the Branch Office. Manager also agrees to provide accounting to PSMI with respect to all aspects of the business conducted at the Branch Office.

5.                 Loan Originator Duties and Responsibilities.

a.           In addition to the managerial duties and responsibilities set forth above in Section 4, Manager, as a licensed loan originator, agrees to solicit mortgage loans solely on behalf of PSMI in those states where Manager is licensed as a loan originator and PSMI is permitted to act as a mortgage lender.  For the purposes of this Agreement, “mortgage loan” means a loan secured by residential real property that will be made by PSMI in connection with sales and refinancings of one- to four-family dwellings, condominium apartments and cooperative apartments.  Manager also agrees to solicit such other types of loans as may be authorized from time to time by PSMI in writing.  All of the loans submitted by the Manager are subject to the review and approval of PSMI.

b.           The mortgage loans solicited by Manager shall meet the PSMI’s criteria, including the terms, conditions, policies, procedures and directives established by PSMI.  All loans solicited shall also be in conformance with PSMI’s prevailing rates and fees.  PSMI reserves the right, in its sole discretion, and without prior notice to the Manager, to change or discontinue any of its pricing, terms, conditions, policies, procedures, directives, rates, terms, and fees, and to discontinue offering any one or more types of products or services.

c.           Manager shall be responsible for completing all forms, booklets, estimates, disclosures and documents that are required to be provided to applicants by any state or federal law or regulation, by investor guidelines or by PSMI (collectively, the “Documents”), and for providing these Documents to applicants at application or as otherwise required.  In addition to the solicitation of mortgage loans, Manager shall perform all other duties assigned by PSMI, including, without limitation, the following:

i.	take information from each applicant or prospective applicant and complete an applicant’s worksheet;
ii.	collect necessary financial information;
iii.	maintain regular contact with an applicant and PSMI between the time of and application and closing;
iv.	transmit a completed application to PSMI;
v.	maintain and submit adequate records, as required by PSMI, of all loan solicitations made by Manager;
vi.	service all accounts, including regularly contacting the applicant and any party referring mortgage loans to PSMI or Manager; and
vii.	perform such other duties related to the origination of mortgage loans as PSMI may assign.

6.             General Duties and Responsibilities.

a.           Manager will devote his/her full time and energy to the business of PSMI and will not represent, originate loans for, or solicit loans for any other company; in addition, Manager shall not receive compensation for any individual, corporation, partnership, or entity other than PSMI for the performance of any job duties or activities in accordance with this Agreement.  Manager shall not engage in any in any mortgage lending or brokering, loan processing or underwriting services, loan modification services, real estate sales or acquisition, closing, settlement or title-related services, credit repair, credit counseling, borrower assistance or other business or service of the same or similar nature, any other activities in connection with the mortgage finance industry, or any other activities as set forth in this Agreement, for any individual, corporation, partnership, or entity other than PSMI.  Additionally, Manager may not own an interest in any entity engaging in any such activities, other than a passive investment of less than one percent (1%), without the prior written consent of PSMI.

            b.           During the term of his or her employment pursuant to this Agreement, Manager shall serve PSMI faithfully and to the best of his or her ability and shall devote his or her time, energy and diligence to the performance of the duties assigned by PSMI.  Manager shall adhere to and comply with all Company Policies established by PSMI.  Manager shall use the trade name and trademark of PSMI in conformity with the standards developed by PSMI from time to time in PSMI’s sole discretion.

c.           Manager shall protect all PSMI property being used in the performance of his or her employment and shall immediately return all such property upon request by PSMI.

d.           PSMI’s exercise of its right to terminate under this Agreement shall be without prejudice to any other remedy which PSMI may be entitled to at law, in equity or under any other provision of this Agreement or any addendum hereto.

e.           Upon cessation of employment, Manager will return to PSMI all manuals, pricing lists or rate sheets, customer information and lists, all mortgage loan applications and other documents relating to mortgage loan transactions which had not yet been closed prior to cessation of employment and all other PSMI property and Confidential Material in accordance with Section 6.  Upon violation of this Section 6 or upon any breach of this Agreement, Manager, in addition to any other remedies which may be available by law, shall forfeit all commissions which are due or which may become due.

f.            Manager is prohibited from entering into or executing any contracts, agreements, commitments or other similar obligations in the name of PSMI.  Only authorized corporate officers are permitted to bind PSMI to any contract, agreement, commitment or other similar obligation.

g.           Manager is prohibited from incurring any expenses or obligations on behalf of PSMI unless permitted in the Company Policies or unless PSMI provides its prior written approval.  Manager shall promptly submit invoices and other supporting documentation for reimbursement of permitted expenses in accordance with the Company Policies.

7.             Representations Regarding Past Agreements

Manager hereby represents and warrants to PSMI that the execution, delivery and performance of this Agreement by the Manager does not and will not conflict with, or result in breach or default under, or require the consent of, any other party under any agreement to which the Employee is a party.

8.             Territory

Manager shall manage the offices assigned by PSMI located in the States of Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota, and Idaho (the “Territory”); provided, however, that any PSMI branch offices existing in the Territory as of the Effective Date of this Agreement shall be excluded from the terms of this Agreement and no compensation shall be paid to the Manager for such branches.  The Manager shall use his best efforts to add additional branch offices in the Territory as soon as possible.  Notwithstanding the foregoing, based upon an annual review of regional operations of the Employer conducted within 30 days of each fiscal year end, the Employer reserves the right to oversee and adjust the Territory, including, but not limited to, realigning the area covered by the Territory, if it determines to do so would be in the best interests of the Parent overall.  The Employer shall not open or acquire branch offices in the Territory, unless Manager is designated as the manager of such offices.  All compensation payable to Manager for acting as regional manager shall be included in and paid solely in accordance with Section 5 of this Agreement and the Manager shall receive no additional compensation for serving as regional manager. The termination of this Agreement by the Employer shall terminate the Manager as regional manager.  The Manager shall have such duties and responsibilities as regional manager as the Employer and the Manager shall reasonably determine from time to time.

9.      Title

In addition to the position of Sales Manager, Sales Manager shall have the title of Regional Vice President and shall have a position as a member of the Board of Directors of PSMI and a position as a member of the Board of Directors of its parent, PSM Holdings, Inc.

10.           Compensation.

a.           Manager’s compensation for services rendered pursuant to this Agreement is controlled and limited by the terms and conditions of Exhibit A to this Agreement which is incorporated herein by reference.

b.           Manager shall be paid as a W-2 Manager on a semi-monthly basis, or as otherwise agreed.  PSMI shall make deductions for federal, state and local taxes, Social Security, state unemployment insurance and other deductions as required by state or federal law, or as agreed by the parties.

c.     There are no benefits to which Manager is entitled other than those specifically referred to in this Agreement or otherwise authorized in writing by PSMI.  In the event Manager resigns or is terminated for any reason other than Termination for Cause (pursuant to Section 3(b)) and the Branch Office remains open, he or she shall receive his or her regular commission on all mortgage loans that close within thirty (30) days from the date the Manager resigns or is terminated.  No commissions will be paid on mortgage loans closed after thirty (30) days have elapsed.  In the event Manager resigns or is terminated for any reason other than Termination for Cause and the Branch Office is simultaneously closed, Manager shall receive his or her regular compensation as described in Exhibit A after all of the business and obligations of the Branch Office have been fully satisfied, as set forth in the Company Policies in effect at the time of termination, subject to applicable federal, state or local law.

11.           Confidential Information.

a.           Manager hereby acknowledges, understands and agrees that all “Confidential Material,” as defined below, is the exclusive and confidential property of PSMI which shall at all times be regarded, treated and protected as such in accordance with this Section 8.  Manager acknowledges that all such Confidential Material is in the nature of a trade secret.  For purposes of this Agreement, “Confidential Material” means information, which is available to or used in the business of Manager and (i) is proprietary to, about or created by PSMI, (ii) gives PSMI a competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which would be detrimental to the interests of PSMI, or (iii) is designated as Confidential Material by PSMI, is known by Manager to be considered confidential by PSMI, or from all the relevant circumstances should reasonably be assumed by Manager to be confidential and proprietary to PSMI.

b.           Such Confidential Material includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

i.
Internal personnel and financial information of PSMI, purchasing and internal cost and revenue information, internal service and operational manuals, computer software and systems and the manner and methods of conducting the business of PSMI;

ii.	PSMI personnel names and contact information;
iii.	Manager’s compensation arrangements with PSMI;
iv.	Training and educational materials provided by PSMI to Manager;
v.	Marketing materials and/or marketing plans provided by PSMI to Manager; and
vi.
Confidential and proprietary information provided to PSMI by any actual or potential customer, or other third party (including businesses, consultants and other entities and individuals), and shall include, without limitation, all of the customer’s “non-public personal information,” as that term is defined under the Gramm-Leach-Bliley Act of 1999 and any amendments thereto.

c.           As a consequence of Manager’s acquisition or anticipated acquisition of Confidential Material, Manager shall occupy a position of trust and confidence with respect to the affairs and business of PSMI.  In view of the foregoing and of the consideration to be provided to Manager, Manager agrees that it is reasonable and necessary that Manager make each of the following covenants:

i.
At any time during the term of this Agreement and thereafter, except as required by law, Manager shall not disclose Confidential Material to any person or entity, either inside or outside of PSMI, other than as necessary in carrying out the business of Manager, without first obtaining PSMI’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time Manager shall give immediate notice of such proceedings to PSMI).

ii.
At any time during the term of this Agreement and thereafter, Manager shall not use, copy or transfer Confidential Material other than as necessary in carrying out the business of Manager, without first obtaining PSMI’s prior written consent.

iii.
Upon termination of this Agreement, Manager shall promptly deliver to PSMI (or its designee) all written materials, records, software and documents made by Manager or which came into his/her possession prior to or during the term of this Agreement, concerning the business and affairs of PSMI, including, without limitation, all materials containing Confidential Material.

12.           Mediation/Governing Law.  In the event any dispute or disagreement arises in connection with any interpretation of this Agreement, or the employment of Manager, which cannot be resolved by the parties, each party agrees that before any litigation or legal administrative proceeding is initiated, such dispute or disagreement shall be submitted to non-binding mediation in accordance with the employment mediation procedures of the American Arbitration Association in Roswell, New Mexico except that if PSMI seeks emergency, injunctive or other equitable relief against Manager, PSMI shall not be required to mediate the underlying or any related dispute or disagreement.  If the parties have not mutually agreed to resolve the dispute or disagreement within sixty (60) days after mediation is requested, then either party may pursue its remedies otherwise.  The laws of the State of New Mexico shall govern the interpretation of this Agreement and the rights and obligations of the parties to it.  The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party as determined by a court of competent jurisdiction hearing the underlying dispute.  Nothing in this Section shall be deemed to prevent a party from seeking emergency injunctive relief in any court of competent jurisdiction to protect its rights, provided that once that party’s application for such relief has either been granted or denied, mediation shall commence pursuant to this Section.

13.           Severability.  A court shall consider the terms and conditions of this Agreement to be severable so that the invalidity or unenforceability of any of its terms, conditions or clauses shall not invalidate or render unenforceable the any of the remaining terms or provisions contained in this Agreement, which shall remain in full force and effect as if such invalid or unenforceable provision had never been contained herein.

14.           Notices.  Any notice given under this Agreement shall be in writing and shall only be deemed proper notice if served personally, by overnight courier, or by registered or certified first class mail with return receipt requested, and addressed to the to the other party hereto at its address set forth below, or such other address as such party may from time-to-time designate by written notice, given in accordance with the terms of this Section 11.

If to PSMI:             Compliance Officer
PRIMESOURCE MORTGAGE, INC.
1112 North Main Street
Roswell, NM 88201

If to Manager, to the last address of record on file with PSMI.

15.           Assignment.  This Agreement shall be binding on and shall inure to the benefit of any successor(s) or assign(s) of PSMI and shall terminate on the death or disability of Manager.  Except as otherwise expressly set forth in this Agreement, Manager shall not assign, transfer or share his or her responsibilities under this Agreement, in whole or in part, to or with any other person, firm, corporation or other entity without the express prior written consent of PSMI, nor shall he or she delegate any of his or her duties or responsibilities under this Agreement.

16.           Waiver.  PSMI’s failure to exercise any rights or privileges granted to it pursuant to this Agreement is not and shall not be construed as a waiver any such rights or privileges.  Any waiver must be in writing in order to be enforceable against PSMI.

17.           Headings.  Section and Paragraph headings are used herein for convenience only and shall not be used to interpret any provision of this Agreement.

18.           Cooperation.  At all times during and after separation of employment, the parties hereto shall cooperate in effecting an orderly transition of the business contemplated by this Agreement to avoid any interruption in the handling of the business contemplated by this Agreement.

19.           Survival.  Notwithstanding anything herein to the contrary, Sections 4(d), 4(e), 6(c) - (e), 7(c), 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 shall survive termination of this Agreement and/or termination or resignation of Manager’s employment with PSMI.

20.           Entire Agreement.  This Agreement contains the entire understanding between Manager and PSMI and supersedes any prior agreements, written or oral, respecting the subject matter of this Agreement.  This Agreement may not be modified or altered in any way except by a written addendum signed by the parties specifically referring to this Agreement and incorporating this Agreement by reference.

IN WITNESS WHEREOF the parties have executed the foregoing Agreement effective the 1st day of January, 2013.

REGIONAL VICE PRESIDENT AND
SALES MANAGER	PRIMESOURCE MORTGAGE, INC.

/s/ James D. Pulsipher	By: Jeffrey R. Smith
JEFFREY R. SMITH
Print Name: JAMES D. PULSIPHER	Title: PRESIDENT & CEO

Dated: 12/21/12	Dated: 12/21/12

EXHIBIT A

Sales Manager/Loan Originator/Regional Vice President (“LO/RVP”) Compensation Plan

A.	Compensation
LO/RVP’s compensation shall be determined and calculated in accordance with this Exhibit A.  In no case will the LO/RVP’s compensation vary based on the terms or conditions of a loan other than the amount of the loan extended to the consumer.  For each pay period, LO/RVP shall earn compensation equal to the greater of (1) a Guaranteed Minimum or (2) Commission.

Notwithstanding anything to the contrary herein:  (1) the timing of payments of compensation shall at all times be subject to PSMI’s regular payroll practices in effect from time to time; and (2) at all times LO/RVP shall receive no less than the applicable minimum wage, plus applicable overtime premiums, if any, for any hours worked in each workweek.

Guaranteed Minimum
LO/RVP shall be paid either the federal minimum wage or the minimum wage required by the laws of the state in which the PSMI branch office where LO/RVP is assigned and employed is located, whichever is higher, for all hours worked up to forty (40) hours per week, plus overtime premiums at the applicable regular rate for each hour of overtime worked, if any, in that workweek (“Guaranteed Minimum”).  Payment of this Guaranteed Minimum shall be calculated based on timecards submitted and signed by LO/RVP, recording and certifying the hours worked by LO/RVP for the pay period in question.  Each timecard shall be signed by LO/RVP’s Branch Manager and submitted to PSMI’s corporate office in accordance with PSMI procedures.

 For all hours worked in excess of forty (40) hours per week in a given pay period, LO/RVP shall be entitled to overtime compensation, in the amount of one and one half times the LO/RVP’s regular pay rate for that pay period.

LO/RVP hereby agrees to adhere to the work schedule approved by his or her immediate supervisor (i.e., the Branch Manager of the PSMI branch office where LO/RVP is employed) and may not work overtime in any pay period without the prior express written permission of LO/RVP’s immediate supervisor.

Commission Rate
PSMI shall pay LO/RVP a “Commission” which is defined as a semi-monthly payment of the Basis Points (bps) corresponding to the aggregate volume of Closed Loans originated by LO/RVP during the month, as set forth in the tiers below (the “Commission Rate”).

Monthly Closed Loan Volume Commission Rate
(Specified in Basis Points (bps))
	In-House Loans	Brokered Loans
$0 - $500,000.00	120 bps	80 bps
$500,001 - $1,500,000*	125 bps	80 bps
$1,500,001 and above	135 bps	80 bps

* More than one (1) loan must be included in the total volume to reach the next volume tier (e.g., the Commission Rate for originating one $550,000 loan will be the Basis Points corresponding to the lowest volume tier, not the second tier, even though the total volume for the month exceeds the dollar amount required to reach the second tier).

From time to time, upon departure of a LO/RVP from employment with PSMI, PSMI may assign to LO/RVP an active loan application file that was initiated but was not closed by such previously employed PSMI LO/RVP.  In such cases, LO/RVP shall be paid a Commission Rate equal to 25 Basis Points for each such assigned file that results in a Closed Loan.

Monthly Sales Manager Bonus
In addition to the compensation described herein, LO/RVP may be eligible for a monthly dollar volume bonus (“Bonus”) based on the aggregate dollar volume of Closed Loans in the Grand Junction Office. To be eligible for a Bonus, LO/RVP must meet all of the following performance standards:

1.	Achieve Minimum monthly Office Closed Loan dollar volume in excess of $3 million;
2.	Loan quality measured by the accuracy and completeness of loan application and supporting documentation when given to underwriting;
3.	Achieve a minimum pull through ratio of 70%.
4.	Branch Office efficiency.

Notwithstanding the foregoing, PSMI’s evaluation of LO/RVP’s performance standards will not take into consideration the terms or conditions of the loans originated by LO/RVP.
If LO/RVP is eligible to receive a Bonus as set forth above, PSMI will pay LO/RVP an amount equal to twelve and one-half (12.5) Basis Points of the principal amount of the credit extended on all Closed Loans for such payment period in cash or a stock equivalent.  The stock is comprised of PSM Holdings, Inc. common stock and is conditioned upon a six (6) month vesting period, which begins at the time of receipt by LO/RVP.  Bonuses will only be paid to a LO/RVP actively employed by PSMI at the end of the month for which the Bonus is calculated.

Quarterly Loan Originator Bonus
In addition to the compensation described herein, LO/RVP may be eligible for a quarterly dollar volume bonus (“Bonus”) based on the aggregate dollar volume of Closed Loans during a calendar quarter, beginning on January 1, April 1, July 1 and October 1 of each year.  To be eligible for a Bonus, LO/RVP must meet all of the following performance standards:

5.	Originate an aggregate Closed Loan dollar volume in excess of $3 million for the quarterly period;
6.	Loan quality measured by the accuracy and completeness of loan application and supporting documentation when given to underwriting;
7.	Achieve a minimum pull through ratio of 70%.

Notwithstanding the foregoing, PSMI’s evaluation of LO/RVP’s performance standards will not take into consideration the terms or conditions of the loans originated by LO/RVP.  If LO/RVP is eligible to receive a Bonus as set forth above, PSMI will pay LO/RVP, at the sole discretion of PSMI, an amount equal to five (5) Basis Points of the principal amount of the credit extended on all Closed Loans for such payment period in cash or a stock equivalent.  The stock is comprised of PSM Holdings, Inc. common stock and is conditioned upon a six (6) month vesting period, which begins at the time of receipt by LO/RVP.  Bonuses will only be paid to a Loan Originator actively employed by PSMI at the end of the quarter for which the Bonus is calculated.

Override

In addition to the Commission and Bonus payments described above, PSMI will pay an “Override” to LO/RVP which is defined as a monthly payment equal to twelve and one-half (12.5) Basis Points (bps) of the of the principal amount of the credit extended for all Closed Loans originated by PSMI LO/RVPs located in branch offices assigned to LO/RVP and designated by Corporate Management in writing wherein LO/RVP oversees and monitors the work of said assigned PSMI LO/RVPs and while said assigned PSMI LO/RVPs are under LO/RVP’s supervision and direction.  Override will only be paid to a LO/RVP actively employed by PSMI at the end of the month for which the Override is calculated.

Recruiting Compensation

In addition to compensation described above, LO/RVP will receive production overrides on monthly closed loan volume of additional branch offices for which the LO/RVP is directly responsible for introducing to the PSMI, which become and continue as a PSMI branch office and which achieve a monthly minimum closed loan volume of $3,000,000.00 (“New Branch”).  During the first year of the New Branch operations, LO/RVP will receive 7.5 basis points of said monthly closed loan volume; 5 basis points during the second year; and 2.5 basis points during the third year after which no basis points will be paid. Recruiting Compensation will only be paid to a LO/RVP actively employed by PSMI at the end of the month for which the Compensation is calculated.

Calculation
PSMI will pay a Commission to LO/RVP for every Closed Loan the LO/RVP originates.  Except as otherwise set forth in this Agreement including this Exhibit A, LO/RVP’s “Commission” for a payment period equals:
(1)           a fixed percentage (i.e., the Commission Rate) of the principal amount of the credit extended on all Closed Loans for such period less
(2)           any amounts previously paid to LO/RVP for the Guaranteed Minimum not already taken into account by a prior calculation less
(3)           any amounts for Expenses generated by LO/RVP.

Definitions
For purposes of this Exhibit A:

“Basis Point” means an amount equal to one hundredth of one percentage point (0.01%) of the gross loan amount stated in the note at settlement.

“Closed Loan” means a consumer-purpose, closed-end residential mortgage loan (a) that is closed and funded in accordance with Applicable Requirements, in the period in which the Commission is calculated; and (b) that is not unfunded, cancelled or rescinded for any reason within five (5) days after settlement.

“Expenses” include marketing expenses, personal expenses (e.g., personal copies, faxes and phone calls made with PSMI equipment) and certain other expenses, as provided in the Company Policies and as permissible under applicable local, state and federal laws.

An “In-House Loan” is a Closed Loan in which PSMI is named the lender on the note and in which the funds provided for settlement of the transaction were either from PSMI’s own resources or from PSMI having drawn upon a bona fide warehouse line of credit.

A “Brokered Loan” is a Closed Loan in which the funds provided for settlement of the transaction were neither from PSMI’s own resources, nor from PSMI having drawn upon a bona fide warehouse line of credit.

B.	Company Referral
LO/RVP will receive a fee in the amount of $350.00 (“Company Referral Fee”) for every Closed Loan that LO/RVP refers to another LO/RVP employed by PSMI via the Licensed Branch Manager and where LO/RVP does not originate, or participate in the origination of, the referred Closed Loan.  LO/RVP shall promptly refer all applications for loans secured by property in states in which LO/RVP is not licensed as a LO/RVP to a PSMI Branch Manager and shall not perform any origination activities in connection with the loan.  The referred to Branch Manager will register the referral within Encompass at the time of origination.  The Company Referral Fee shall be paid after the loan is closed and funded in accordance with Applicable Requirements in the period in which the Company Referral Fee is calculated, in accordance with the Payment Schedule for Commission payments set forth in the LO/RVP’s compensation agreement or as otherwise provided in PSMI’s payroll schedule, as may be revised from time to time.  Company Referral Fees shall not be paid in connection with loans to be secured by property in New Hampshire, Nevada or Utah, or as otherwise prohibited by applicable law.

C.           Employee Advances
From time to time in its sole discretion, PSMI may grant LO/RVP an advance on compensation for services rendered pursuant to this Agreement.  Such advance shall be secured by amounts payable to LO/RVP by PSMI hereunder and by amounts which later become payable.

PSMI, within its discretion, may provide LO/RVP with an advance in an amount determined by PSMI per loan application registered with PSMI by LO/RVP.  Such advance shall be payable at the first pay date of each month and shall be based on all applications registered with PSMI for the preceding calendar month.  This advance option is subject to change or elimination at the discretion of PSMI, from time to time and without prior notice to LO/RVP.  LO/RVP hereby authorizes PSMI to deduct from the undersigned’s compensation under the Agreement all prior advances.  In the event that this Agreement is terminated in accordance with the provisions hereof, the unpaid balance of the advance shall be due and payable within thirty (30) days of termination of the Agreement.

D.           Payment Schedule
LO/RVP shall be paid on a monthly basis, and PSMI pay dates shall fall on the 15th of each month (or, if such day falls on a weekend or holiday, on the first day immediately preceding such day that is not a weekend or holiday), or as otherwise set forth in the Company Policies or decided by PSMI, within PSMI’s sole discretion and subject to applicable laws.  At the time of this Agreement, the following pay schedule applies:

Commissions, Bonuses, and Overrides:  Payments for Closed Loans earned will be paid on the 15th of the following month.

Salary:  For the Guaranteed Minimum, including authorized overtime compensation, payment for hours worked during the pay period shall be made on the immediately following pay date after the end of each month.

E.            Changes to the Compensation Plan
From time to time, changes to the business will necessitate a review and revision of LO/RVP’s compensation plan.  LO/RVP’s compensation plan that is in effect on the date PSMI receives a loan application will be considered the plan that is in effect for that loan throughout the application and funding process of the loan.  LO/RVP’s compensation plan at application will be the basis for LO/RVP’s compensation on that loan, regardless of whether LO/RVP’s compensation plan has been revised subsequent to receipt of the application.

LO/RVP and PSMI hereby agree to LO/RVP’s compensation as set forth in this
Exhibit A, which shall be effective as of January 1, 2013.

LO/RVP	PRIMESOURCE MORTGAGE, INC.

/s/ James D. Pulsipher	By: /s/ Jared Peterson

Print Name: James D. Pulsipher	Title: BRANCH MANAGER

Dated: 12/21/12	Dated: 12/21/12

PRIMESOURCE MORTGAGE, INC.

By: /s/ Jeffrey R. Smith
JEFFREY R. SMITH

Title: PRESIDENT & CEO

Dated: 12/21/12